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                                                                    EXHIBIT 99.1


[LOGO OF eMACHINES APPEAR HERE]
                                                           For Immediate Release

                     eMachines Moves to OTC Bulletin Board

IRVINE, Calif.--May 24, 2001--eMachines, Inc. (NASDAQ:EEEE), today announced that the Company's securities have been delisted from the Nasdaq National Market, but will be eligible to trade on the Over-the-Counter (OTC) Bulletin Board effective with the open of business on May 25, 2001.

The decision by the Nasdaq Listing Qualifications Panel to delist eMachines' securities was based on the Company's failure to maintain a minimum bid price of $1.00 per share. eMachines exercised its right to appeal an earlier Staff determination to delist the Company's stock and requested a hearing before a Nasdaq Listing Qualifications Panel, which occurred on May 10, 2001. eMachines expects the move from Nasdaq to the OTC Bulletin Board to have no impact on its day-to-day operations.

About eMachines, Inc.

eMachines, Inc. (NASDAQ:EEEE) is a leading provider of low-cost, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost `eTower(TM)' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than 3.7 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.e4me.com.

This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations about the trading of eMachines' common stock and its eligibility for immediate trading on the OTC Bulletin Board. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.

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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com